Exhibit 10.25

Loan Agreement

LY Corporation (“LY”) and PayPay Card Corporation (“PPCD”) enter into the following loan agreement (this “Agreement”).

Article 1 Terms of Lending

1.	LY shall loan money to PPCD, and PPCD shall receive that loan, pursuant to the following terms.

(1)	Total Loan Amount:

Total loan amount 15,000,000,000 yen

(2)	Date of Loan:

February 29, 2024

(3)	Method of Payment of Loan Amount:

The loan amount will be paid by wire transfer to the financial institution account designated by PPCD. LY shall bear any transfer fees and other costs associated with that payment.

(4)	Use of Funds:

Working capital

(5)	Interest Rate:

The interest rate shall be 0.70%.

However, if the cost of raising funds fluctuates due to a change in the financial situation or another significant factors, upon consultation between the parties, the interest rate may be changed within a reasonable range through a separate written agreement.

(6)	Loan Repayment Date:

February 28, 2026

(7)	Interest Payment Date:

The last day of the month in which the loan was initiated will be as the first calculation date, interest shall be calculated on the last day of the month and payment shall be made by the end of the following month.

(8)	Interest Calculation Method and Payment Method:

(i)	Interest will be calculated as the principal × interest rate × number of days ÷ 365, rounded down to the nearest whole number. The number of days is exclusive of the starting date.

(ii)

Interest will be paid by wire transfer to the financial institution account designated by LY (the “LY Designated Account”) on the interest payment date specified in the preceding item. PPCD shall bear any costs relating to transfer fees and other expenses associated with this payment.

(iii)	If an interest payment date falls on the financial institution holiday, the payment shall be brought forward to the preceding business day.

(9)	Loan Repayment Method:

Payment for the entire loan amount shall be by wire transfer to the LY Designated Account. PPCD shall bear any transfer fees and other costs associated with that payment.

(10)	Prepayment:

Notwithstanding the provisions of the preceding paragraph, PPCD may waive the benefit of time and repay all or part of the loan. However, that repayment and the terms of any subsequent repayments must be discussed in advance with LY.

(11)	Damages:

If PPCD defaults on a repayment of the loan or an interest payment, PPCD shall pay damages at the rate of 14.6% per annum on the amount due (based on a 365-day year and rounded down to the nearest whole number).

Article 2 Acceleration; Termination for Cause

1.

All of PPCD’s obligations to LY (not limited to obligations under this Agreement) will be automatically accelerated and PPCD shall immediately pay LY the full amount of the obligations in cash if PPCD falls under any of the following items:

(1)	PPCD ceases to be a consolidated subsidiary of LY;

(2)	PPCD breaches all or part of its obligations set forth this Agreement;

(3)

When a petition is made for attachment, provisional attachment, provisional disposition, compulsory execution or auction due to a decline in PPCD financial or credit status, or PPCD is the subject of a demand for payment of delinquent taxes and public dues;

(4)	When PPCD is the subject of a suspension of business or revoking its business license or business registration by a supervisory authority suspending;

(5)

When PPCDis the subject of a petition for commencement of bankruptcy proceedings, commencement of civil rehabilitation proceedings, commencement of corporate reorganization proceedings, commencement of special liquidation, or other legal insolvency proceedings, or begins proceedings for dissolution (including dissolution under laws and ordinances), liquidation, or an out-of-court workout;

(6)	When PPCD decides to capital, abolishment or suspension of business, or transfer of all or a material part of its business;

(7)	When PPCD dishonors a bill of exchange or check, or otherwise becomes unable to pay debts or suspends payments;

(8)	When PPCD undergoes a change in major shareholders or management and LY has determined that it is inappropriate to continue this Agreement; or

(9)	breaches a law or ordinance.

2.

LY may immediately suspend performance of its obligations under or terminate all or part of this Agreement or any other agreement between LY and PPCD, without prior notice or demand for cure to PPCD, if PPCD falls under any item of the preceding paragraph.

3.	Nothing in this Article shall not preclude LY from claiming damages against PPCD.

Article 3 Provision of Collateral

If requested by LY, PPCD shall provide to LY the collateral requested by LY for the payment obligations under the agreements between the parties (this shall not be limited to this Agreement).

Article 4 No Transfer of Rights and Obligations

PPCD shall not transfer to a third party or provide as security all or part of its rights and obligations arising from its position under this Agreement without the prior written consent of LY.

Article 5 Term

This Agreement is in effect from February 29, 2024, as last stated below, until all obligations owed by PPCD to LY under this Agreement are paid in full.

Article 6 Elimination of Antisocial Forces

1.

Either party represents and covenants that it and the following persons (collectively, “Officers and Employees”) do not currently, and will not in the future, constitute an organized crime group, member of an organized crime group, person who were an organized crime group member within the last five years, associate member of an organized crime group, company or organization affiliated with an organized crime group or a person belonging thereto,a shareholder meeting extortionist (sokaiya),a corporate extortionist acting under the guise of a social movement or political activity (shakai undo / seiji katsudo hyobo goro), or a organized crime group with special expertise (tokushu chino boryoku shudan) (including persons with a symbiotic relationship therewith and persons equivalent thereto) collectively, an “Antisocial Force”):

(i)

a party with special interest in the relevant party (meaning an officer or an officer’s spouse or relative by blood within the second degree of kinship, a company of which a majority of the voting rights are held by such a person, or a related company or an officer of a related company);

(ii)	a material employee of the relevant party;

(iii)	a major shareholder or major trading partner of the relevant party; or

(iv)	in addition to the persons listed in the preceding items, a person who has substantial control over or influence on the management of the relevant party.

2.	Either party covenants that they themselves and their own Officers and Employees do not themselves or through a third parties carry out acts that fall under any of the following items:

(i)	making violent demands;

(ii)	making unjust demands that exceed the legal liability of that demand’s recipient;

(iii)	using threatening behavior or language or force in relation to a transaction;

(iv)	damaging the credibility of the other party by spreading rumors or using fraudulent means or force, or obstructing the business of the other party; or

(v)	other acts equivalent to the preceding items.

3.

Both parties covenant that they themselves and their Officers and Employees do not carry out and have not carried out any of the following acts as of the execution of this Agreement and during the past five years:

(i)	using Anti-social Force;

(ii)	having involvement with an Antisocial Force group, such as by providing funds or conveniences; or

(iii)	having a relationship with an Antisocial Force that should be socially censured.

4.

If the other party or its Officers and Employees are discovered to have breached a representation or covenant set forth in Paragraph 1 through Paragraph 3 or to have made a false statement in relation to such representation or covenant, LY and PPCD may, without any prior notice or demand for cure, immediately suspend performance of its obligations under or terminate all or part the agreements with the other party, including this Agreement and all agreements incidental thereto (collectively, the “Contracts”), without bearing any liability whatsoever.

5.

All obligations of either party to the other party (not limited to obligations under this Agreement) will automatically be accelerated and immediately become due and payable in their entirety and in cash if it or its Officers and Employees are discovered to have breached the representations and covenants set forth in Paragraphs 1 through 3 or to have made a false statement in relation to such representations or covenants.

6.

In the event of suspension of performance of obligations or termination of agreement (“Termination”) in accordance with Paragraph 4, the party against whom the Termination was carried out shall make no claim whatsoever against the party carrying out the Termination. If the party carrying out the Termination incurs any damage as a result of the Termination, the party against whom the Termination was carried out shall indemnify the other party for such damage.

Article 7 Survival

Article 2 (Acceleration; Termination for Cause), Paragraph 3, Article 6, Paragraph 3, this Article (Survival), and Article 8 (Jurisdiction) will remain in effect after this Agreement ends.

Article 8 Jurisdiction

Depending on the amount in dispute, the Tokyo District Court or the Tokyo Summary Court has exclusive jurisdiction over litigation in connection with the rights and obligations that arise under this Agreement.

Article 9 Burden of Costs

PPCD shall bear the costs of preparation of this Agreement, and other costs associated with this Agreement.

(Blank below this line)

In witness whereof, this Agreement is prepared in one original and, upon the affixing of LY and PPCD’s name and seal, LY shall retain the original, or this Agreement is prepared as an electromagnetic record, and after agreement by LY and PPCD, each party shall sign electronically and retain an electromagnetic record.

February 29, 2024

LY	1-3 Kioicho, Chiyoda-ku, Tokyo

LY Corporation

Takeshi Idezawa, Representative Director

PPCD	1-3 Kioicho, Chiyoda-ku, Tokyo

PayPay Card Corporation

Tomoaki Tanida, Representative Director